FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 25, 2010	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, October 25, 2010 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended September 30, 2010.

Parke Bancorp reported net income available to common shareholders of $1.58 million, or $0.35 per diluted common share, for the September 30, 2010 quarter, compared to net income of $1.45 million or $0.32 per diluted common share reported for the quarter ended September 30, 2009, an increase of 9.0%. Net income available to common shareholders year-to-date was $4.9 million or $1.09 per diluted common share, compared to $3.7 million or $0.85 per diluted common share reported for the nine months ended September 30, 2009, an increase of 30.3%.The following is a recap of significant items that impacted the third quarter of 2010 compared to the same quarter last year: increased loan loss provision ($650,000), a charge related to the funding of a letter of credit due to a borrower’s nonperformance ($618,000), increased salary expense attributable to annual increases and the formation of our SBA joint venture ($210,000), and increased professional fees ($111,000). Last year’s quarter was negatively impacted by the write-down of investment securities totaling $1.1 million.

At September 30, 2010, Parke Bancorp's total assets increased to $742.9 million from $654.2 million at December 31, 2009, an increase of $88.7 million or 13.6%. The increase was largely due to an effective deposit promotion and an opening of a new retail branch location in Galloway Township, NJ. Cash and due from banks increased to $51.2 million from $4.1 million at December 31, 2009, an increase of $47.1 million. The Company will utilize the cash to pay off maturing brokered CDs maturing in the 4th quarter and fund future loan growth.

Parke Bancorp's total loans increased to $633.7 million from $603.4 million at December 31, 2009, an increase of $30.3 million or 5.0%. The change reflects an increase in commercial loans of $21.2 million, residential mortgage loans of $7.1 million and consumer loans of $2.0 million.

At September 30, 2010, the Company had $23.3 million in non-performing loans or 3.1% of total assets, a decrease from $25.5 million at December 31, 2009. The three largest relationships in non-performing loans are a $6.1 million residential loan, a $3.2 million residential construction loan, and a $2.3 million residential construction loan. Loans past due 30 to 89 days were $6.9 million at September 30, 2010, a decrease of $400,000 from December 31, 2009.

At September 30, 2010, Parke Bancorp's allowance for loan losses increased to $13.4 million from $12.4 million at December 31, 2009, an increase of $1.0 million or 8.3%. The ratio of allowance for loan losses to total loans increased to 2.12% at September 30, 2010 from 2.06% at December 31, 2009. During the quarter the Company charged-off $3.6 million in loans, primarily due to estimated collateral deficiencies on impaired loans. The Company had previously established $2.8 million in specific reserves on these loans.

Parke Bancorp's total investment securities decreased to $29.9 million from $31.9 million at December 31, 2009, a decrease of $2.0 million or 6.4%.

Other Real Estate Owned (“OREO”) at September 30, 2010 was $7.8 million, compared to none at December 31, 2009. The real estate owned consisted of 9 properties, the largest being a country club totaling $2.5 million.

At September 30, 2010, Parke Bancorp's total deposits increased to $599.3 million from $520.3 million at December 31, 2009, an increase of $79.0 million or 15.2%, consisting of increases in certificate of deposits of $51.7 million, money market accounts of $8.1 million, savings accounts of $14.6 million and checking accounts of $4.6 million resulting from successful promotions and the opening on our new branch in the 2nd quarter of 2009.

Parke Bancorp's total borrowings increased to $69.5 million from $67.8 million at December 31, 2009, an increase of $1.7 million or 2.5%.

Parke Bancorp's total equity increased to $68.8 million at September 30, 2010 from $62.0 million at December 31, 2009, an increase of $6.8 million or 11.1%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“The sputtering economic recovery continues to create many challenges in the real estate and banking industries. The residential housing sector continues to be the hardest hit in the country and the region. New construction and existing home sales hover at record lows, with additional pressure on the industry created by the recent moratorium on residential foreclosures by the big banks and the threat of Congress to stop all foreclosures could push an already shaky economy back into a recession.

The banking industry’s earnings and capital have also been impacted by the dramatic increase in banking regulations and the examination process. The regulatory environment has made it very difficult for the banking industry to provide needed credit to the business community. The cost to community banks to comply with all of these new regulations and restrictions is staggering, which further hurts earnings and capital.

These many obstacles are formidable; however, we continue to generate very strong core earnings with a 9% increase in quarterly net income from the third quarter of 2009.  We continue to monitor carefully our loan portfolio and have recorded a loan loss provision of $2.1 million in the third quarter based on an analysis of our portfolio and our best estimates of inherent losses. Although we have seen increased activity in real estate sales, the uncertainty in the political landscape continues to adversely impact a strong recovery.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2010	December 31, 2009	% Change
	(in thousands)
Total Assets	$742,931	$654,198	13.6%
Cash and cash equivalents	51,170	4,154	1131.8%
Investment securities	29,888	31,929	-6.4%
Loans, net	620,315	590,997	5.0%
Deposits	599,311	520,313	15.2%
Borrowings	69,543	67,831	2.5%
Total equity	68,835	61,973	11.1%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Return on average assets	1.09%	0.89%	1.03%	0.78%
Return on average common equity	12.75%	13.02%	11.85%	11.56%
Interest rate spread	4.44%	3.76%	4.38%	3.58%
Net Interest margin	4.57%	4.02%	4.56%	3.84%
Efficiency ratio	31.11%	32.11%	31.37%	37.72%

Asset Quality Data
	September 30.	December 31,
	2010	2009
	(in thousands)
Allowance for loan losses	$13,428	$12,404
Allowance for loan losses to total loans	2.12%	2.06%
Non-accrual loans	$23,349	$25,452
OREO	$7,778	$—

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)

Interest and dividend income	$10,472	$10,128	$30,911	$30,109
Interest expense	2,820	3,765	8,571	12,436
Net interest income	7,652	6,363	22,340	17,673
Provision for loan losses	2,100	1,450	6,401	3,200
Net interest income after provision for loan losses	5,552	4,913	15,939	14,473
Non-interest income (loss)	845	(159)	1,908	(990)
Non-interest expense	3,276	1,992	8,252	6,293
Income before income taxes	3,121	2,762	9,595	7,190
Provision for income taxes	1,180	1,067	3,802	2,787
Net income attributable to Company and noncontrolling (minority) interests	1,941	1,695	5,793	4,403
Net income attributable to noncontrolling (minority) interests	(113)	—	(168)	—
Net income attributable to Company	1,828	1,695	5,625	4,403
Preferred stock dividend and discount	247	245	740	655
Net income available to common shareholders	1,581	1,450	4,885	3,748

Basic income per common share	0.36	0.33	1.10	0.85
Diluted income per common share	0.35	0.32	1.09	0.85

Weighted shares - basic	4,439,838	4,436,452	4,437,860	4,431,409
Weighted shares - diluted	4,488,106	4,469,406	4,491,020	4,431,409